                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. ___)*


                             FISHER COMPANIES INC.
                             ---------------------
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $1.25
                         -----------------------------
                         (Title of Class of Securities)

                                  337756 20 9
                                  -----------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 pages
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-----------------------                                  ---------------------
 CUSIP NO. 337756 20 9                 13G                 PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      O.D. FISHER INVESTMENT COMPANY

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            232,816 SHARES

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             232,816 SHARES

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8


------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      232,816

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------
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                                                                     Page 3 of 4

Item 1 (a):  NAME OF ISSUER
-----------

               FISHER COMPANIES INC.

Item 1 (b):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
-----------

               1525 One Union Square
               600 University Street
               Seattle, Washington 98101

Item 2 (a):  NAME OF PERSON FILING
-----------

               O.D. Fisher Investment Company

Item 2 (b):  ADDRESS OF PRINCIPAL BUSINESS OFFICE
-----------

               1525 One Union Square
               600 University Street
               Seattle, WA 98121

Item 2 (c):  CITIZENSHIP
-----------

               United States

Item 2 (d):  TITLE OF CLASS OF SECURITIES
-----------

               Common Stock, $1.25 par value

Item 2 (e):  CUSIP NUMBER
-----------

               337756 20 9

Item 3:   This statement is not filed pursuant to Rules 13d-1 (b) or 13d-2, and
-------   therefore this item is not applicable.

Item 4:   OWNERSHIP
-------
               (a)  Amount Beneficially Owned:

                    232,816 shares

               (b)  Percent of Class:

                    5.5 %

               (c) Number of Shares as to Which Such Person Has:

                    (i)  sole power to vote or direct the vote:

                         232,816 Shares

                    (ii) Shares power to vote or direct the vote:

                         0 Shares
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                                                                     Page 4 of 4

                 (iii)  Sole power to dispose or to direct the disposition of:

                        232,816 Shares

                 (iv) Shared power to dispose or to direct the disposition of:

                        0 Shares

Item 5:   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
-------

               Not Applicable

Item 6:   OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
-------

               Not Applicable

Item 7:   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
-------   SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

               Not Applicable.

Item 8:   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
-------

               Not Applicable

Item 9:   NOTICE OF DISSOLUTION OF GROUP
-------

               Not Applicable

Item 10:    CERTIFICATION
--------

               Not Applicable

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.


February 10, 1998
-----------------
Date


O.D. FISHER INVESTMENT COMPANY



By:  /s/ Donald G. Graham, Jr.
     -------------------------
     Donald G. Graham, Jr., President